Exhibit 99.1
Solar Power, Inc. Signs Commitment Letter for $3 Million Asset-Based Line
of Credit with Bridge Bank N.A.
Roseville, CA May 30, 2008— Solar Power Inc, (OTCBB: SOPW), a vertically integrated solar energy solution provider, announced today that it has signed a commitment letter with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings (NASDAQ BBNK) for a $3M asset-based line of credit secured by the Company’s accounts receivable and customer-assigned utility rebates . The funds will be used for general working capital.
“We are excited about this partnership with Bridge Bank”, said Steve Kircher, CEO of Solar Power Inc. “This line of credit will help provide the necessary resources for the continued growth of our solar business, and will be used to fund additional factory output to meet anticipated demand.”
Founded on May 14, 2001, Bridge Bank, N.A. is dedicated to meeting the financial needs of businesses in the Silicon Valley, Palo Alto, Sacramento, San Diego and Fresno business communities.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. Solar Power, Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing retail distribution network.
Safe Harbor Statement:
This release contains certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates, enter into formal long-term supply agreements, and market acceptance of products and services. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.